Stock Purchase Agreement

                                  By and among

                           Quick Turn Circuits, Inc.,

                                  Dynaco Corp.,

                                       and

                         Palomar Electronics Corporation

                               Dated May 26, 1998

                            STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made and entered into this 26th day of May, 1998 by and between Quick Turn Circuits, Inc., ("Quick Turn Circuits"), an Arizona corporation, hereinafter referred to as ("Purchaser") and Dynaco Corp. ("Dynaco" or the "Company") a Delaware corporation by and through its owner and Parent Company, Palomar Electronics Corporation ("PEC") a Delaware corporation. The term "Sellers" refers to Dynaco and PEC. Quick Turn Circuits, Dynaco, and PEC will be referred to collectively in this Agreement as the "Parties".

The Purchaser has designated D.J. Babaria and Steve Dutton to be its authorized representatives. The Sellers have designated Lyle E. Jensen on the behalf of Dynaco and Joseph Caruso on the behalf of PEC to be its authorized representatives.

                                    WHEREAS:

A. PEC is the owner of 100% of the issued and outstanding shares of the common stock of Dynaco whose address is 1000 S Priest Drive, Tempe, Arizona 85281, and the Board of Directors for the Sellers have determined it is in the best interests of their respective shareholders to enter this agreement;

B. Quick Turn Circuits, whose address is 1829 S. Central, Phoenix, Arizona 85004 ("Purchaser") desires to purchase 100% of the issued and outstanding shares of common stock of Dynaco;

C. The Parties desire to enter this Agreement to set forth the terms and conditions and the representations, warranties, and covenants made to induce the execution and delivery of this Agreement.

NOW THEREFORE, the parties agree as follows:

1. SALE OF SHARES. The Sellers shall sell and transfer to the Purchaser and the Purchaser shall purchase and acquire from the SellerS, all of the outstanding shares of Dynaco Corp., consisting of all of the issued and outstanding capital stock that Sellers now own.

2. PURCHASE PRICE. The purchase price for all of such shares is Three Million Two Hundred Thousand and No/100 Dollars ($3,200,000.00). At closing, the Purchaser shall pay said amount, less a $300,000.00 escrow hold back, to the Sellers by an authorized wire transfer from the escrow account referenced herein to the following account of the Sellers:

                  Fleet Bank
                  One Federal Street
                  Boston, MA

                  ABA #:  011 000206

                  For further credit to:

                  Account Number:   0501395874
                  Account Name:     Palomar Medical Technologies, Inc.

3. EARNEST DEPOSIT/ESCROW. The Purchaser has deposited the total purchase price into an Escrow account with the following stipulations:

         1)   100%  refundable  if  transaction  does  not  continue  as  agreed
              regardless  of  fault,  including  government,   state,  board  of
              directors, shareholders, etc.;

         2) At the time of closing, a $300,000.00 balance will remain in Escrow for ninety (90) days to allow for collection of risky or non-collectable receivables. This balance will only be used after the $350,000.00 reserve already on Dynaco's books has been used to offset subject receivables.

         3) Exhibit A is the accounts receivable listing at closing which will be used as the collectability baseline. At the end of the ninety days after closing, a reconciliation of the collectability baseline will be prepared to determine those receivables deemed uncollectable. Any excess escrow funds will then be transferred via wire to the same instructions referenced in Paragraph 2 of this Agreement.

4. CLOSING. It is agreed that for all purposes under this Agreement, time is of the essence. Based upon the terms of the enclosed Agreement, the closing will be scheduled for May 29, 1998. The Sellers agree to a reduction in the purchase price of $40,000.00 per day for every work day (a day that a transfer from Escrow can occur) the closing occurs prior to May 29, 1998 and the Purchaser agrees to pay the Sellers the purchase price plus $40,000.00 per day for every workday (a day that a transfer from Escrow can occur) the closing goes beyond May 29, 1998. If the closing is held up due to any Sellers' delay, the additional $40,000.00 per day will be waived for the days the closing is delayed by Sellers.

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

     As a condition of closing, the Sellers will have paid and brought current all of the following prior to closing as shown in Exhibit B.

         1)    Payroll, Payroll related, Federal, and State Taxes;
         2)    Building Lease, and Utilities; and
         3)    All equipment leases

     The Purchaser is acquiring the stock of Dynaco. Highlighted liabilities in the balance sheet, as shown in Exhibit C, must be paid or removed prior to closing and remain the liability of PEC. Those items are listed on Exhibit D and summarized as:

          1)   All recorded, unrecorded, and accrued audit and tax liabilities.

          2)   All recorded, unrecorded, and accrued legal liabilities.

          3)   All recorded, unrecorded, and accrued property tax liabilities.

          4)   All  recorded,   unrecorded,   and  accrued   bankruptcy  related
               liabilities.

          5)   All recorded, unrecorded, and accrued intercompany liabilities.

5. SELLERS' REPRESENTATIONS AND WARRANTIES. The Sellers represent, covenant, and warrant the following:

         A. Dynaco Corp., and Palomar Electronics Corporation are corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all the corporate power and authority necessary to enter into this Agreement and to consummate the transactions contemplated under this Agreement.

         B. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Dynaco and PEC, including all authorizations and ratifications necessary to authorize the execution and delivery of this Agreement. The obligations of Dynaco and PEC under this Agreement are binding and enforceable according to their terms.

         C. Sellers own good and marketable title to the Dynaco Shares free and clear of liens, encumbrances, or adverse claims.

         D. Sellers have filed all returns or legal extensions with respect to state and federal income, franchise, and corporation taxes of Dynaco, which, to the knowledge, and belief of the Sellers, are required to be filed, for and with respect to all previous years since incorporation up to the present and current fiscal year which commenced January 1, 1998. Sellers have or will pay all taxes due on such returns or filed extensions of such returns.

         E. No actions, suits, or proceedings involving Dynaco Corp. or Palomar Electronics Corporation are pending, or to the knowledge of the sellers, are threatened against or affecting the Sellers or its property, except as listed in Exhibit E attached hereto.

         F. The financial statements provided by Seller (attached hereto as Exhibit C), or have been supplied to Purchaser are true and correct and fairly present the financial condition of Dynaco in all material respects on the date and for the period covered thereby and were prepared in accordance with generally accepted accounting principles.

         G. Dynaco is the owner or lessee of the assets and liabilities more fully described in Exhibit C attached hereto. There will be no material change in the assets, liabilities or financial condition of Dynaco nor shall any contractual arrangement or obligation, other than in the ordinary and usual course of business be undertaken prior to closing except as may be otherwise listed and provided for in this Agreement.

         H. All information relating to or concerning the Company set forth in this Agreement or provided to the Purchasers in connection with the transactions contemplated hereby is true and correct in all material respects and the Sellers have not omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading.

6.   PURCHASERS   REPRESENTATION  AND  WARRANTIES.   The  Purchaser   represents
     covenants and warrants the following:

         A. Quick Turn Circuits is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, with all the corporate power and authority necessary to enter into this Agreement and to consummate the transactions contemplated under this Agreement.

         B. The execution and delivery of this Agreement has been duly authorized by the Board of Directors of Quick Turn Circuits, including all authorizations and notifications necessary to authorize the execution and delivery of this Agreement. The obligations of Quick Turn Circuits under this Agreement are binding and enforceable according to their terms.

         C. Quick Turn Circuits knows of no litigation, pending or threatened that, if adversely resolved, would materially affect Quick Turn Circuits' ability to consummate the transactions contemplated by this Agreement.

         D. The Purchaser will use its best efforts, in the first ninety (90) days after the closing, to remove Palomar Medical Technologies Inc. from any parent company guarantee of Dynaco by either a payment or substitution of a new parent guarantee. Exhibit F lists known parent company guarantees.

         E. Purchaser has been furnished all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Company which have been specifically requested by Purchaser. Purchaser has been afforded the opportunity to ask questions of the Company and have received what Purchaser believes to be complete and satisfactory answers to any such inquiries. Neither such inquiries nor any other due diligence investigation conducted by Purchaser shall modify, amend or affect Purchaser's right to rely on the Company's representations and warranties.

7. BUILDING LEASE. The existing building will be re-negotiated to include a ten year lease with an option for an additional ten years as enclosed hereto as Exhibit G. Prior or concurrent signature of this revised lease is a condition of closing.

8. ENVIRONMENTAL. Environmental core suppliers and all reports from current sampling and previous sampling have been provided to establish a baseline for initial parameters. Merrick Engineering has supplied details of the locations of the samples and information on existing water table and detailed findings. Any issues or contamination found prior to closing of this Agreement will be the sole responsibility of Palomar Electronics Corporation.

9. PERMITS, LICENSES AND PATENTS. Sellers will use their best efforts in the first ninety days after the closing to transfer all of Dynaco's permits, licenses and patents to Purchaser to the extent not automatically transferred as a matter of law.

10. DOCUMENTS AT CLOSING. The Sellers shall deliver or cause to be delivered to the Purchaser at the closing the following:

         A. A certificate from the Secretary of the Company, certified by the Sellers, listing all shareholders of the Company and setting forth the number of shares owned by each and likewise setting forth the names of all officers and directors of the Company.

         B. The original or copy of the Certificate of Incorporation of the Company, minute books, stock books, and all books, records, documents pertaining to the Company and its affairs.

         C. All of the capital stock of the Company, duly endorsed by the Sellers to the Purchaser.

         D. The resignation in writing of all of the officers and directors of the Company to be effective as of the date of the closing.

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

11. INDEMNIFICATION BY SELLERS. The Sellers shall fully indemnify, protect, reimburse, and hold harmless the Purchaser and its successors from and against any and all material damages, liabilities, and claims which might exist on account of and by reason of any material failure or default of any of the covenants, agreements, or warranties of the Sellers hereunder, any claims of sellers' stockholders, all known debts of the Company which are not disclosed or set forth in this Agreement, or are not in the ordinary course of business, and any and all amounts which might be claimed, asserted, or established for as deficiencies in or with respect to federal or state income taxes, or franchise and other taxes and charges against the Company arising out of or related to the returns herein represented to have been filed, and the operations of the Company for or during all fiscal years of the Company, and all such deficiencies with respect to operations and business of the Company during such current fiscal year up to the date of the closing in excess of any amounts which have otherwise been herein provided for. If any claim for which the Sellers shall be obligated to the Purchaser pursuant to the foregoing provisions shall be asserted against the Company, or the Purchaser or either of them, the Sellers shall, within ten (10) days after receiving written notice of such claim, notify the Purchaser in writing whether the Sellers do or do not have any obligation to the payment of such claim. The Sellers shall not object to the payment of any such claim unless the Sellers shall at the same time inform the Purchaser in writing that the Sellers dispute such claim, in whole or in part, and shall promptly initiate proper proceedings to contest the same or undertake the appropriate defense thereof at the Sellers' sole cost and expenses in a manner which will be effective fully to protect against any liability and expense in connection therewith. If within such ten (10) day notice period the Sellers have no objection to the payment of such claim, the Sellers shall be obligated to pay such claim within five (5) days after the expiration of the ten (10) day notice period and shall notify Escrow Agent to pay such claim. The failure of the Sellers and Escrow Agent to pay the claim and to obtain a full release of the Company and the Purchaser shall constitute full authority to either contest the claim or pay the claim and to obtain a release of the Company, the Purchaser, and the Sellers. In such event the Purchaser shall be entitled to receive from the Escrow Agent immediately the amount paid, and the Sellers shall, in such event, have no right to contest the validity of the creditor's claim against the Company or the Purchaser, as the case may be. In the event the Seller shall, within the above mentioned ten (10) day period, object in writing to the payment of such claim, and shall promptly initiate proper proceedings to contest the same or undertake the appropriate defense thereof. The Purchaser or Escrow Agent shall not have the authority to pay such claims as hereinabove provided, unless and until the claim, in whole or in part, is finally determined to be due and owing, in which event the Purchaser and the Sellers shall be bound by the foregoing provisions with respect to the payment of claims. Purchaser's only recourse to seek indemnification from Sellers shall be under this Agreement. If Purchaser knows that any representation or warranty of Sellers contained in this Agreement is untrue or incorrect in any respect, or Purchaser knows that Sellers have failed to perform any of their agreements required under this Agreement, to be performed by Sellers prior to or at the closing, then, not withstanding anything to the contrary contained in - this Agreement, Purchaser shall not be entitled to make a claim for indemnification under this Agreement with respect to any such matter.

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

12. INDEMNIFICATION BY PURCHASERS. The Purchaser shall fully indemnify, protect, reimburse, and hold harmless the Sellers and its successors from and against any and all material damages, liabilities, and claims which might exist on account of and by reason of any material failure or default of any of the covenants, agreements, or warranties of the Purchaser hereunder or arising out of or in connection with any of the guarantees referenced in Section 6D, whether or not assumed by Purchaser. Sellers' only recourse to seek indemnification from Purchaser shall be under this Agreement. If Sellers know that any representation or warranty of Purchaser is untrue or incorrect in any respect or that Sellers know that Purchaser has failed to perform any of their agreements required under this Agreement, to be performed by Purchaser, prior to or at the closing, then, not withstanding - anything to the contrary contained in this Agreement, Sellers shall not be entitled to make a claim for indemnification under this Agreement with respect to any such matter.

13. DEPOSIT BY PURCHASER. Prior to closing, the Purchaser has concurrently with the execution of the Letter of Intent put into escrow, the sum of Three Million Two Hundred Thousand and no/100 Dollars ($3,200,000.00) cash, to be paid and applied upon the consummation of the Stock Purchase Agreement called for hereunder. The Purchaser and Seller have employed the following Escrow Agent for the purpose of receiving and disbursing funds and documents pursuant to the Escrow Agreement attached hereto as Exhibit H:

                  Norwest Bank Minnesota, N.A.
                  ABA #0910 00019
                  c/o Norwest Bank of Arizona
                  Arizona Escrow & Financial Corporation
                  Account #:  6324901371
                  Escrow #:  98-3794
                  Attention:  Monica May

14. EMPLOYEES AND EMPLOYMENT CONTRACTS. Purchaser and Sellers agree that purchaser will not be obligated to any employment contracts of the Company and Sellers will indemnify the Purchaser from any claims that may arise from such employment contracts.

     The Purchaser will provide the Sellers, two days prior to closing, a list of Sellers' employees ("affected employees") that will not be eligible for employment by the Purchaser after closing. The Sellers' will have made provisions to pay such affected employees on the day of closing for all compensation, accrued vacation, severance, and any employee benefits due as the case may be.

     Lyle Jensen will continue  employment  for a maximum of one hundred  twenty
     (120) days at a rate of $2,500.00 per week during the transition of ownership and Lyle Jensen agrees to consult if needed at a rate of $75.00 per hour beyond the 120 day transition period.

15. BROKERAGE AND COMMISSION. Both the Purchaser and the Sellers agree that there are no broker's fees or commissions, or finder's fees due as a result of the consummation of this transaction. The Purchaser and Sellers further agree that in the event there is any brokerage, finder's fee, or commission due to any other person, firm, or corporation, then, and in the event of any such claim, the Purchaser and/or Sellers shall defend or pay such claim as it pertains to such party and hold the other party harmless in connection with any liability or responsibility in connection therewith.

16. NOTICES. All notices permitted or required to be given hereunder shall be considered to have been properly given if sent United States mail, postage prepaid, certified mail, to the Purchaser or the Sellers, at the addresses hereinafter set forth, as follows:

     Sellers:     Dynaco Corp.
                  1000 S. Priest Drive
                  Tempe, Arizona 85281

                  Palomar Medical Technologies Inc.
                  45 Hartwell Avenue
                  Lexington, MA 02173
                  Attention:  Paul S. Weiner, Director of Finance
                  Attention:  General Counsel

     Purchaser:   Quick Turn Circuits, Inc.
                  1829 S. Central
                  Phoenix, Arizona 85004

17. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Arizona.

18. BOOKS AND RECORDS. For the period of seven (7) years from and after the Closing Date, each party agrees that it will cooperate with and make available to the other party, during normal business hours, all Books and Records, information and access to employees (provided the same shall not entail substantial disruption of employment and that a reasonable written estimate of any such requirement shall have been furnished by the requesting party at least five (5) Business Days prior to the date of the requested provision of cooperation) which are retained and remain in existence after the Closing Date that may be necessary or useful in connection with any litigation or investigation or any other matter relating to Dynaco requiring any such Books and Records, information or employees or any reasonable business purpose. Sellers and Purchaser shall
     (i) each  provides  the other with such  assistance  as may  reasonably  be

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

     requested by either of them in connection with the corporation of any Tax return, or - Tax audit, or any other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes, or any other legal proceedings or Environmental Claims, and shall (ii) each retain and provide the other with any records or other information that may be relevant to such Tax return, Tax audit or examination, proceeding, or determination that affects any amount required to be shown on any return of the others for any period or any such other legal proceedings or Environmental Claims. Without limiting the generality of the foregoing, Purchaser and Sellers shall retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Tax returns relating to Dynaco for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. The party requesting any such - Books and Records, information or access to employees shall bear all out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred by it in obtaining copies of any of such Books and Records, or of any information or assistance of employees:
     provided, however, that in the event any party requires the assistance of any employee of any other party for a period of at least one half of the work day for more than five (5) Business Days during any period of 30 consecutive days, the requesting party shall reimburse the providing party for the reasonable cost of such employee's lost time from work in the form of salary or wages.

19. SEC NOTIFICATION. The Sellers agree to file and report the appropriate information referencing this Agreement to satisfy all SEC reporting requirements. It is further agreed Purchaser will have no obligation to file or report anything regarding this Agreement to the SEC.

         Thus done and signed by the respective parties hereto in the State of Arizona, on the day of , 1998.

                                    Purchaser:

                                    Quick Turn Circuits, Inc.

                                    BY:   /s/  D.J. Babaria
                                       ------------------------
                                          D.J. Babaria, CEO



                                    BY:   /s/  Steve Dutton
                                       ------------------------
                                        Steve Dutton, President



                                    Sellers:

                                    Palomar Electronics Corporation



                                    BY:    /s/ Joseph Caruso
                                       ------------------------
                                           Joseph Caruso, CFO



                                    Dynaco Corp.



                                    BY:    /s/  Lyle E. Jensen
                                       ------------------------
                                           Lyle E. Jensen, President